April 2007	Pricing Sheet dated April 24, 2007 relating to
Preliminary Terms No. 253 dated April 10, 2007 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433

Structured Investments
Opportunities in Interest Rates

Senior Floating Rate Notes due 2037
Global Medium Term Notes, Series F

P R I C I N G T E R M S – A P R I L 2 4 , 2 0 0 7
Issuer:		Morgan Stanley
Aggregate principal amount:		$1,530,000
Stated principal amount:		$1,000
Issue price:		$1,000
Pricing date:		April 24, 2007
Original issue date:		April 27, 2007
Interest accrual date:		April 27, 2007
Maturity date:		April 27, 2037
Interest rate:		For each interest payment period from and including the original issue date to but excluding April 27, 2012, 8.00% per annum. For each interest payment period from and including April 27, 2012 to but excluding the maturity date, the greater of (i) the reference rate plus 4.00% per annum (as determined on the applicable interest determination date) and (ii) the minimum interest rate.
Reference rate:		10 Year CMT less 2 Year CMT.
10 year CMT:		The “CMT Rate” as determined by reference to Bloomberg page “H15T10Y <Index>”, which page shall replace all references in the base prospectus to Designated CMT Telerate Pages 7051 and 7052 and with a “Designated CMT Maturity Index” of 10 years.
2 year CMT:		The “CMT Rate” as determined by reference to Bloomberg page “H15T2Y <Index>”, which page shall replace all references in the base prospectus to Designated CMT Telerate Pages 7051 and 7052 and with a “Designated CMT Maturity Index” of 2 years.
Minimum interest rate:		3.00%
Interest payment period:		Quarterly
Interest payment dates:		Each January 27, April 27, July 27 and October 27, beginning July 27, 2007; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day but no adjustment will be made to the interest payment period or to any interest payment made on any succeeding business day.
Interest reset dates:		Each January 27, April 27, July 27 and October 27, beginning April 27, 2012.
Interest determination dates:		Two business days prior to each interest reset date.
Day-count convention:		30/360
Redemption:		Beginning April 27, 2012, we have the right to call all of these notes on any interest payment date and pay to you 100% of the par value of the notes plus accrued and unpaid interest to but excluding the date of such redemption. If we decide to call the notes, we will give you notice at least 5 calendar days before the call date specified in the notice.
Redemption percentage at redemption date:		100%
Redemption dates:		April 27, 2012 and each January 27, April 27, July 27 and October 27 thereafter.
Trustee:		The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:		Morgan Stanley Capital Services Inc.
Denominations:		$1,000 / $1,000
CUSIP:		617446H28
Book-entry or certificated note:		Book-entry
Business day:		New York
Agent:		Morgan Stanley & Co. Incorporated
Listing:		None
Commissions and Issue Price:		Price to Public	Agent’s Commissions	Proceeds to Company
	Per Security:	100%	3.00%	97.00%
	Total:	$1,530,000	$45,900	$1,484,100

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Preliminary Terms No. 253 dated April 10, 2007
Prospectus Supplement dated January 25, 2006
Prospectus dated January 25, 2006